Exhibit No. 10.1

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of February 7, 2012 (the "Effective Date"), by and among Westwood Holdings Group, Inc., a Delaware corporation (the "Company"), and Mark Freeman ("Employee").

RECITALS

          WHEREAS, the Employee currently serves as Executive Vice-President, Co-Chief Investment Officer of Westwood Holdings Group, Inc.;

          WHEREAS, the Company desires to enter into an Employment Agreement with the Employee;

          NOW THEREFORE, the parties agree as follows:

1.  Term. Subject to earlier termination as provided herein, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, commencing on the Effective Date and ending on January 1, 2017. The term of Employee's employment as provided in this Section 1 shall be hereinafter referred to as the "Term."

2.  Duties.

   (a)  Employee's Position and Title. Employee's position and title shall be Executive Vice President, Chief Investment Officer.

   (b)  Employee's Duties. The duties and responsibilities of Employee are and shall continue to be of a nature as shall be required by the Company in the conduct of its business and shall include the performance of such lawful and reasonable duties and responsibilities as the Chief Executive Officer and/or the Westwood Holdings Group, Inc. Board Compensation Committee (“Compensation Committee”) may from time to time assign to Employee consistent with Employee's position(s) and shall include the duties set forth in attached Exhibit A, which may be amended and restated from time to time. Employee recognizes, that during the period of Employee's employment hereunder, Employee owes undivided loyalty to the Company, and Employee will use his good faith efforts to promote and develop the business of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Employee shall perform his duties under this Agreement professionally, in accordance with applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time. Employee may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of Employee's duties under this Agreement so long as they are reported and/or preapproved as required by Company policies and procedures.

3.  Compensation and Benefits.

   (a)  Base Salary. During the Term, Employee shall receive a base salary ("Base Salary"), paid in accordance with the normal payroll practices of the Company, at an annual rate of $500,000.00. The Base Salary shall be reviewed from time to time in accordance with the Company's policies and practices, but no less frequently than once annually, and may be increased, but not decreased (unless agreed to in writing by Employee), at any time and from time to time by action of the Board or the Compensation Committee. The term "Base Salary" shall include any such increases to the Base Salary from time to time.

   (b)  Annual Incentive Plan and Discretionary Bonus Awards. In addition to the Base Salary, and in consideration of Employee’s covenants herein and specifically those covenants in Section 10 herein, Employee shall be eligible throughout the Term to receive performance based and discretionary bonuses as a participant in the Company’s Annual Incentive Plan and Discretionary Bonus Plan.  The minimum bonus awarded for each year shall be at least 1.5% of the Company’s Adjusted pre-tax income.  “Adjusted pre-tax income” will be determined based on the Company’s audited financial statements and comprises the Company’s income before income tax, increased by 1) the expense incurred for the year for incentive compensation for all of the Company’s employees, and 2) any special, one-time charges related to a team lift-out.  Employee, as a condition of receiving payment of his award, shall be required to remain employed by the Company on the payment date, except Employee need not remain employed after the end of the Term to receive payment of his award based on the final year of the Term.

   (c)  Mutual Fund Bonus Award. In addition to the Base Salary and participation in the Annual Incentive Plan, Employee shall be eligible throughout the Term to receive mutual fund share bonus awards as may be granted from time to time by the Board of Directors or the Compensation Committee and subject to meeting Company performance goals, as established by the Compensation Committee of the Board during the first quarter of each year, and in accordance with terms of the Company’s Stock Incentive Plan (as amended and restated from time to time).  On the Effective Date, Employee and the Company shall enter into a Mutual Fund Share Incentive Agreement granting Employee the opportunity to earn a mutual fund share bonus award based on the performance of the WHG Income Opportunity Fund during calendar year 2012 in the form of Attachment B hereto (“2012 MFSI Agreement”). Except as otherwise mutually agreed, each year Employee shall be given an agreement similar to the 2012 MFSI Agreement that provides 1) a target bonus amount that is no less than the amount of Employee’s then current Base Salary, and 2) “Morningstar Ratings” and “Applicable Percentages” that provide Employee an equal or better opportunity to receive a Performance Bonus as under the 2012 MFSI Agreement.

   (d)  Long-Term Incentive Award. In addition to the compensation set forth above, and in consideration of Employee’s covenants herein and specifically those covenants in Section 10 herein, Employee shall receive and be granted an award of 100,000 shares of restricted stock of Westwood Holdings Group, Inc., which shall vest according to the vesting schedule set forth below and subject to performance vesting goals as established by the Compensation Committee during the first quarter of each year and in accordance with the Company’s Stock Incentive Plan(as amended and restated from time to time):

(i)	20,000 shares to vest on February 22, 2013;
(ii)	20,000 shares to vest on February 21, 2014;
(iii)	20,000 shares to vest on February 23, 2015;
(iv)	20,000 shares to vest on February 23, 2016; and
(v)	20,000 shares to vest on February 23, 2017.

Employee need not remain employed by the Company after the end of the Term to receive vesting of his restricted stock award on February 23, 2017.

   (e)  Holding Guidelines.  During the Term, Employee shall maintain ownership of at least 60% of the total number of vested shares of Company stock and 50% of any mutual fund shares awarded pursuant to the Agreement (calculated after Employee’s sale of that number of shares of Company Stock and/or mutual fund shares needed to cover any income tax liability associated with such awards).

   (f)  Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.

   (g)  Vacation. During the Term, Employee shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

   (h)  Change in Control. In the event of a “Change In Control” of the Company, all unexercised stock options and all unvested restricted shares, all unvested mutual fund share bonus awards and all other unvested equity-incentive compensation awards theretofore granted to Employee shall be vested and exercisable in accordance with the terms of the applicable agreement and the Company's Stock Incentive Plan (as amended and restated from time to time).  A "Change of Control" shall mean (i) a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged; (ii) a dissolution of the Company, (iii) a transfer of all or substantially all of the assets of the Company in one or more related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, "Person" or "Group" (as defined below), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (v) during any period of two (2) consecutive years commencing on or after January 1, 2012, individuals who, at the beginning of the period constituted the Company's Board of Directors, cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a "Change in Control" shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, (B) one or more of the "executive officers" of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control. As used in this Section 3(h), "Person" and "Group" shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and "executive officer" shall have the meaning set forth in Rule 3b-7 promulgated under such Act.

4.  Termination.

   (a)  Disability. Either Employee or the Company may terminate Employee's employment, after having established Employee's Disability, by giving notice of his or its intention to terminate Employee's employment. Employee shall be deemed to have a "Disability" for purposes of this Agreement if Employee has any medically-determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders Employee unable to perform the essential functions required under the Agreement. Such determination shall be made by written certification ("Certificate") of Employee's Disability by a physician jointly selected by the Company and the Employee; provided that, if the Company and Employee cannot reach agreement on appointing the physician, the Certification shall be determined by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Employee and a third physician jointly selected by those two physicians.

   (b)  Cause.

       (i)  The Company may terminate Employee's employment at any time for Cause.

      (ii)  For purposes of this Agreement, "Cause" means, with respect to Employee, the occurrence of any of the following events:

           (A)  Employee's conviction for any felony or other serious crimes;

           (B)  Employee's material breach of any of the terms of the Agreement or any other written agreement or material Company policy to which Employee and the Company are parties or are bound, or personal misconduct that is materially detrimental to the best interest of the Company, if such breach or personal misconduct shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to Employee;

           (C)  Wrongful misappropriation by Employee of any money, assets, or other property of the Company or a client of the Company;

           (D)  Willful actions or failures to act by the Employee which subject the Employee or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

           (E)  Employee's commission of fraud or gross moral turpitude; or

           (F)  Employee's continued willful failure to substantially perform Employee's duties under this Agreement after receipt of written notice thereof and an opportunity to so perform.

     (iii)  Cause shall be determined by the affirmative vote of at least seventy-five percent (75%) of the members of the Board (excluding the Employee, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating Employee For Cause).  Employee shall be given twenty (20) days’ written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is then found to exist by the Board) and shall be given an opportunity, prior to the vote on Cause, to appear before the Board, with or without counsel at Employee’s election, to present arguments on his behalf.  The notice to Employee of the Board meeting shall include a description of the specific reasons for such consideration of Cause.  During the notice period described herein, the Company shall not be prevented or delayed in its ability to enforce the Restrictive Covenants contained herein.

      (iv)  For purposes of this Section 4(b), no act or failure to act, on the part of Employee, shall be considered willful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.

   (c)  Good Reason.

       (i)  Employee may terminate Employee's employment at any time for Good Reason, if:

           (A)  (I) An event or condition occurs which constitutes any of (B) (1) through (B) (5) below; (2) Employee provides the Company with written notice that he intends to resign for Good Reason and such written notice includes (1) a designation of at least one of (B) (1) through (B) (5) below (the "Designated Section") and (II) specifically describes the events or conditions Employee is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the twentieth day following the date notice is given by Employee to the Company, such events or conditions have not been corrected in all material respects; and (4) Employee's resignation is effective within ninety (90) days of the date Employee first has actual knowledge of the occurrence of the first event or condition upon which Employee relies to satisfy any of the Designated Section(s).

           (B)  "Good Reason" shall mean the occurrence of any of the following without the express written consent of Employee:

                1.  any material breach by the Company of the Agreement (including any reduction in Employee's Base Salary);

                2.  any material adverse change in the status, position or responsibilities of Employee;

                3.  assignment of duties to Employee that are materially inconsistent with his position and responsibilities described in this Agreement and as set forth in Exhibit A;

                4.  the failure of the Company to assign this Agreement to a successor to the Company or failure of any such successor to the Company to explicitly assume and agree to be bound by this Agreement; or

                5.  requiring Employee to be principally based at any office or location more than twenty-five (25) miles from the current offices of the Company in Dallas, Texas.

      (ii)  In addition, Employee shall be deemed to have terminated his employment for "Good Reason" if he voluntarily terminates his employment after the 90th day, but before the 121st day, immediately following a Change of Control (as defined in Section 3(h) above).

(d)       Termination by Employee Without Good Reason. Employee may, at any time without Good Reason, with at least thirty (30) days' prior notice, terminate his employment.

(e)       Termination by the Company without Cause. The Company may terminate Employee's employment at any time without Cause.

(f)       Notice of Termination. Any termination of Employee's employment by the Company for Disability or for or without Cause, or by Employee for Disability or for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; and specifies the Date of Termination (defined below); provided such Notice of Termination may be conditional if coupled with a notice of the Company’s consideration of “Cause” or Employee’s intention to resign for “Good Reason,” as the case may be, as provided above.

(g)       Date of Termination. "Date of Termination" means the date Notice of Termination is given or any later date specified therein; provided, (i) any Notice of Termination pursuant to Section 4(a) shall be effective ninety (90) days after the date given, (ii) any Notice of Termination pursuant to Section 4(b) or Section 4(c) shall be effective not less than twenty (20) days after the date given, (iii) any Notice of Termination pursuant to Section 4(d) shall be effective not less than thirty (30) days after the date given, and (iv) in every other case any Notice of Termination shall be effective not more than fifteen (15) days after the date given. Employee's Date of Termination shall be the date of his death, if applicable.

5.  Obligations of the Company upon Termination. Employee's entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement (including without limitation Sections 3(b), 3(c), 3(d) above and Sections 5(a)(iv), 5(c)(iii), 5(c)(iv) and 5(d)(iii) below), all benefits, including stock option grants, restricted shares and mutual fund share bonus awards, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.  For purposes of this Section 5, the term "Accrued Obligations" shall mean, as of the Date of Termination, (i) Employee's full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not theretofore paid, (ii) the amount of any bonus, cash or incentive compensation earned (and so determined by the Compensation Committee, if applicable), and not forfeited hereunder, by Employee as of the Date of Termination to the extent not theretofore paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Employee as of the Date of Termination to the extent not theretofore paid.  For purposes of determining an Accrued Obligation under this Section 5, no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program, policy or the terms of this Agreement. Employee shall not be eligible under any severance plan or agreement of the Company except as set forth herein.

   (a)  Death. If Employee's employment is terminated by reason of his death, then this Agreement shall terminate without further obligations by the Company to Employee's legal representatives under this Agreement, except as set forth in this Section 5(a) or as contained in an applicable Company plan or program which takes effect at the date of his death, but in no event shall the Company's obligations be less than those provided by this Agreement:

     (i)  Employee's Accrued Obligations not theretofore paid;

     (ii)  from and after the Date of Termination, Employee's surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any plan, program or agreement described in Section 3 above;

     (iii)  Employee's eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (l2)-month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; and

      (iv)  all unexercised stock options and all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards theretofore granted to Employee shall become 100% vested and exercisable.

   (b)  Disability. If Employee's employment is terminated by reason of Employee's Disability, then Employee shall be entitled to receive as of the Date of Termination:

     (i)  Employee's Accrued Obligations not theretofore paid;

     (ii)  disability benefits, if any, at least equal to those then provided by the Company to disabled employees and their families;

     (iii)  Employee and Employee's eligible dependents shall be entitled to receive those benefits payable to them under the provisions of any applicable plan or program described in Section 3 and above and shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (12) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; and

      (iv)  all unexercised stock options and all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards theretofore granted to Employee shall be vested and exercisable in accordance with the terms of the applicable agreement and the Company’s Stock Incentive Plan (as amended and restated from time to time).

   (c)  With Cause/Without Good Reason. If Employee's employment is terminated with Cause by the Company or if Employee terminates Employee's employment without Good Reason, then the Company shall pay Employee all Accrued Obligations. Any vested stock options shall be exercisable in accordance with the provisions of the applicable agreement or award. In addition:

       (i)  if the Company makes the election described in Section 10(f), then the Company shall pay to Employee an amount equal to the Employee's annual Base Salary at the rate in effect at the time the Notice of Termination is given, payable in monthly installments for a period of up to three (3) months commencing with the month following the Date of Termination,

      (ii)  if the Company makes the election described in Section 10(f), then Employee and Employee's eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the three (3) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; provided that, the amount of any monthly payments pursuant to Section 5(c)(i) above shall be reduced by the employee's portion of the cost of such benefits, which Employee would be required to pay if he were actually employed during such period.

     (iii)  if Employee's employment is terminated by the Company with Cause all unvested stock options, all unvested restricted shares, and all unvested mutual fund share bonus awards shall be forfeited.

      (iv)   if Employee’s employment is terminated by Employee without Good Reason, (A) all unvested stock options and all unvested restricted shares shall be forfeited, and (B) unless a final determination is made under Section 8 that before the first anniversary, Employee, directly or indirectly, sold or provided products that are the same or similar to any product that the Company is providing as of, and about which Employee had Confidential Information (as defined in Section 10(b) below) during the 12 months prior to, the Date of Termination, all unvested mutual fund share bonus awards shall vest sixty (60) days after the first anniversary of the Date of Termination; provided however that if any such mutual fund share bonus awards is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then Employee will become vested in such award only if, when and to the extent such award would have become vested in accordance with its terms if Employee’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Employee’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Employee’s employment or, if more favorable to Employee, the periodic performance conditions established for mutual fund share bonus awards granted to other senior executives who are then still employed by the Company.

   (d)  Without Cause/For Good Reason.  If Employee’s employment is terminated by the Company without cause or if Employee terminates his employment for Good Reason, thenthe Company shall pay or provide to Employee the following:

     (i)  Employee's Accrued Obligations not theretofore paid;

     (ii)  if the Company makes the election described in Section 10(f), then the Company shall pay to Employee an amount equal to the Employee's annual Base Salary at the rate in effect at the time the Notice of Termination is given, payable in monthly installments for a period of up to three (3) months commencing with the month following the Date of Termination;

     (iii)  if the Company makes the election described in Section 10(f), then Employee and Employee’s eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the three (3) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; provided that the amount of any monthly payments pursuant to Section 5(d)(ii) above shall be reduced by the employee's portion of the cost of such benefits, which Employee would be required to pay if he were actually employed during such period; and

      (iv)  all unvested stock options, all unvested restricted shares and all unvested mutual fund share bonus awards theretofore granted to Employee shall become 100% vested and exercisable; provided however, that  if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then Employee will become vested in such award only if, when and to the extent such award would have become vested in accordance with its terms if Employee’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Employee’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Employee’s employment or, if more favorable to Employee, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

   (e)  Section 409A Protective Provision. Employee and the Company agree that if Employee is determined to be a "specified employee" as such term is defined in Section 409A of the Code upon termination of his employment; certain payments to Employee under this Section 5 may be required to be postponed to comply with Section 409A. Employee and the Company agree that, in such event, any such postponed payments will be paid to Employee on the first day of the calendar month following the end of the required postponement period.

6.  Non-exclusivity of Rights. Except as provided in  Sections 3(b), 3(c), 3(d) above and Sections 5(a)(iv), 5(c)(iii), 5(c)(iv) and 5(d)(iv) above, nothing in this Agreement  shall prevent or limit Employee's continuing or future participation in or entitlement to any benefit, bonus, incentive or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein (including without limitation Sections 3(b), 3(c), 3(d) above and Sections 5(a)(iv), 5(c)(iii), 5(c)(iv) and 5(d)(iii) above), amounts and benefits which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

7.  No Set-Off; No Mitigation. Except as provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.

8.  Arbitration of Disputes. Except as otherwise set forth herein, any controversy, claim or dispute arising out of or related to (A) this Agreement, (B) the breach thereof or (C) Employee's employment with the Company or the termination of such employment shall be settled by binding arbitration in Dallas, Texas before a single arbitrator administered by the American Arbitration Association ("AAA") under the arbitration rules in effect at the time the claim is filed. This agreement is subject to the Federal Arbitration Act and any award of the arbitrator(s) may be entered as a judgment in any court of competent jurisdiction. Notwithstanding the foregoing, Rule R-34 of the AAA's Commercial Arbitration Rules amended and restated as of July 1, 2003 (instead of Rule 32 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time to any successor rules. References to the AAA include any successor organization. Notwithstanding the foregoing, nothing herein precludes the Company from seeking and obtaining preliminary injunctive relief in a court of competent jurisdiction in relation to the enforcement of the covenants contained in Paragraph 10 of this Agreement.

9.  Entire Agreement. Employee acknowledges and agrees that this Agreement is the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Employee's employment during the Term and all amounts to which Employee shall be entitled whether during the Term or thereafter and all restrictive covenants to which Employee may be subject.

10.  Employee’s Covenants.

   (a)  Employee’s Acknowledgement. Subject to Section 6 of this Agreement, Employee agrees and acknowledges that in order to assure the Company that it will retain its value and that of its business as a going concern, it is necessary that Employee comply with the covenants described below.  Employee further acknowledges that:

       (i)       Company will provide Employee with proprietary and confidential information developed and/or owned by Company, including for example, and without limitation, unique investment approaches, sales and marketing programs and materials, marketing and business strategies, client lists and profile data, investment advisory contracts and fee schedules, trademarks, technical information, computer software programs and electronic information, financial and other information concerning its operations (collectively, “Trade Secrets”).  Employee recognizes that (A) his or her business role with Company requires access to Trade Secrets and other proprietary and confidential information; (B) such information is of special value to the Company; and (C) if such information became known to any person competing with the Company, irreparable damage could result to the Company.

       (ii)      Company has and owns certain goodwill that provides Company with a competitive advantage, including Company’s strong brand and reputation (the “Goodwill”).  Employee further acknowledges that (A) the Goodwill, and successful execution of Company’s day-to-day functions, depend on formation of relationships of trust and confidence between individual employees and Company clients; (B) Company’s continued growth and viability depend on nurturing the relationships between its own employees and its clients and on maintaining its own relationship with employees whom it has placed in a position to form client relationships and necessarily supported while those relationships formed and grew; and (C) the Goodwill, and Company’s positive reputation or position in the eyes of its clients or potential clients, often manifests itself through repeat business with existing clients and through referrals to potential clients.  Company will provide Employee with the institutional training, support and synergy that will enable Employee to provide services of the quality that clients of Company value highly and that form, at least in part, the basis for the Goodwill owned by Company.  Employee recognizes that he or she will or may have close association with Company’s clients, which will or may cause those clients to associate Employee with the products or services of the Company, without paying due regard to the role of the Company as a whole, including its entire team of professionals, in the creation and delivery of those products and services.

       (iii)     The Company must protect its business, including the Trade Secrets, Confidential Information (as defined below) and Goodwill.  In exchange for access to the Trade Secrets, Confidential Information (as defined below) and the institutional training, support and synergy referenced above, as well as bonus eligibility as described in Section 3(b) herein and the shares of restricted stock as set forth in Section 3(d) herein, Employee agrees to the covenants set forth in this Section 10.  Employee further agrees that the covenants in this Section 10 are reasonable, consistent with Employee’s and Company’s best interests, to protect the Company and its affiliates.

   (b)  Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean the Trade Secrets and other proprietary information concerning the products, processes or services of the Company or any of its affiliates, which information

       (i)  has not been made generally available to the public, and is useful or of value to Company’s current or anticipated business activities or of those of any affiliate or client of Company; or (ii) has been identified to Employee as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other Employees of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of Company, its affiliates and/or any Fund or account managed by the Company or its affiliates (such Funds or accounts referred to herein as "Company Funds"); current and prospective client lists and information on clients and their Employees; client investment objectives, the nature of their investment portfolios and contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; and information concerning the marketing and/or sale or distribution of equity interests in the Funds. Confidential Information shall not include information which: (A) is in or hereafter enters the public domain through no fault of Employee; (B) is obtained by Employee from a third party having the legal right to use and disclose the same; or (C) is in the possession of Employee prior to receipt from the Company (as evidenced by Employee's written records pre-dating the date of employment). All notes, reports, trade or transactional records, plans, published memoranda, marketing materials or other documents created, developed, generated or held by Employee during employment, concerning or related to the Company’s or its affiliates’ business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Employee or in Employee's direct or indirect possession or control, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Employee upon termination of Employee’s employment for any reason whatsoever.

   (c)  Non-Disclosure. Employee agrees that during employment with the Company (including any employment following the Term) and at all times thereafter, Employee shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Trade Secret or Confidential Information that Employee obtains while performing services for the Company, except as may be required in Employee’s reasonable judgment to fulfill his duties hereunder.

   (d)  Non-Compete and Related Covenants.

       (i)  During employment, Employee (a) will provide any investment advisory services or investment management services exclusively to and through the Company; and (b) will not solicit or encourage any person or entity (i) to withdraw, or to cause the withdrawal, of any funds from the Company, or (ii) to not engage the Company for investment management services, except where authorized by the Company.

      (ii)  Employee agrees that for a period of twelve (12) months after the date his employment with the Company ends for any reason (such period hereinafter referred to as the “Non-Compete Period”), Employee shall not, directly or indirectly, on his behalf or on another's behalf:

           (A)  solicit or encourage any Client (i) to withdraw, or to cause the withdrawal, of any funds from the Company, or (ii) to not engage Company for investment management services.  For purposes of this Agreement, “Client” shall mean a person or entity that at such time (A) is a current client of the Company; (B) had been a client within the preceding 12 months; or (C) had been, within the preceding 12 months, in active discussions directly with the Company about investing funds with the Company or using the Company’s investment management services; provided however that in each above instance, Employee provided investment advisory services or investment management services to such person or entity or had direct personal contact with such person or entity within the 12 months prior to the date Employee’s employment with the Company ended;

(B)  solicit or encourage any consultant retained by a Client to encourage or advise such Client (i) to withdraw, or to cause the withdrawal, of any funds from the Company, or (ii) to not engage Company for investment management services;

(C)  solicit, induce or encourage any then current employee of Company to terminate his or her employment with Company and/or to enter into competition with Company;

(D)  provide investment advisory services or investment management services to any Client; or

(E) intentionally, recklessly or with willful disregard, materially violate any then applicable SEC rule or regulation or Global Investment Performance Standards (GIPS) relating to the use of the investment performance of any Company fund or account managed by the Company in any materials that are distributed in newspapers, magazines, or in other public media, or in brochures, letters, or any other written or electronic material addressed to more than one prospective client.

   (e)  Non-Exclusive Remedy for Restrictive Covenants. Company and Employee acknowledge that the covenants contained in this Section 10 (collectively, the "Restrictive Covenants") are reasonable in light of the consideration provided by Company to Employee, including without limitation access to Trade Secrets, Confidential Information, and Goodwill owned by Company, and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of the Restrictive Covenants, and that in the event of Employee's actual or threatened breach of any such Restrictive Covenants, the Company may have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.  If the Company pursues legal action against Employee under this Section 10 and the court determines that that Employee did not breach the Agreement, Company shall pay all costs and fees that Employee incurred in such proceeding.  If the Employee pursues legal action against Company under this Section 10 and the court determines that that Company did not breach the Agreement, Employee shall pay all costs and fees that Employee incurred in such proceeding. However, Company and Employee agree that if a court should decline to enforce the provisions of Section 10(f) as written, that such provisions shall be reformed to restrict Employee’s competition with Company or its affiliates, and his or her solicitation of clients and employees, to the maximum extent as to time, geography and business scope which the court shall find enforceable; provided that the provisions of Section 10(f) shall not be modified to be more restrictive to Employee than those contained herein. The duration of a Restrictive Covenant shall be extended by such time during which such breach or threatened breach continues without cure by Employee.

(f)       Additional Non-Compete Covenant.  Employee agrees that, at Company’s election, for up to the first three (3) months following termination of his employment at Company, whether by him or by Company and whether with or without cause (the “Restricted Term”), he will not (a) in any capacity provide investment advisory services or investment management services to any person or entity in competition with the Company’s investment services; or (b) establish, join, participate in, acquire or maintain ownership in, or provide investment advisory services to, any United States based entity that offers services and/or products that compete with the Company’s investment services and/or products; provided, however, that this restriction shall not be construed to prevent Employee from owning or acquiring for investment purposes less than five (5) percent of the stock of any publicly traded company.  In the event Company elects to invoke the restrictions set forth in this paragraph as to Employee, the Restricted Term and Non-Compete Period shall run concurrently and Company shall continue Employee’s Base Salary during the Restricted Term at the same level being paid immediately before termination.  If, during the Restricted Term, Employee materially violates any term of this Agreement, such continuation of Base Salary shall cease, and all prior payments made for continuation of Base Salary during the Restricted Term shall be immediately repaid by Employee to Company.

11.  Indemnification and Insurance.

(a)  The Company agrees that Employee shall be indemnified to the extent otherwise provided in agreements between the Company and Employee and pursuant to the Company’s Certificate of Incorporation and Bylaws.

(b)       During the Term and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against Employee, Employee shall be covered to the same extent as directors by any director’s and officers’ liability insurance policy maintained by the Company from time to time.

12.  Successors.

(a)  This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with a Change in Control or otherwise upon the sale or other disposition of all or substantially all the assets or business of the Company. The Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

13.  Amendment; Waiver. This Agreement may be amended, modified or changed only by a written instrument executed by Employee and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

14.  Miscellaneous.

   (a)  THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS EXCEPT FOR CONFLICT OF LAWS. PRINCIPLES, WITHOUT REGARD TO THE PLACE OF EXECUTION OR THE PLACE OF PERFORMANCE THEREOF.

   (b)  Failure to insist upon strict compliance with any provision in this Agreement shall not be deemed a waiver of such provision or any other provision in this Agreement.

   (c)  The invalidity or unenforceability of any provision hereof shall not affect the validity of enforceability of any other provision.  If, moreover, any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law.

   (d)  The provisions of Section 5 (Obligations of the Company upon Termination), Section 7 (No Set-Off; No Mitigation), Section 8 (Arbitration of Disputes), Section 10 (Employee's Covenants), Section 11 (Successors), Section 12 (Amendment; Waiver) and this Section 13 shall survive the termination of Employee's employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to Section 1, and shall thereafter remain in full force and effect.

   (e)  In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice of the Company, the terms of this Agreement shall control.

   (f)  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company:

Westwood Holdings Group, Inc.
200 Crescent Court, Suite 1200
Dallas, TX 75201
Attention: Chairman of the Board of Directors

If to Employee:

Address per the Company records

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

   (g)  All compensation payable to Employee from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

   (h)  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

   (i)  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

   (j)  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Employee nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employee Employment Agreement as of the date and year first set forth above.

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Brian O. Casey
Brian O. Casey
President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Mark Freeman
Mark Freeman
Executive Vice-President, Co-Chief Investment Officer

Exhibit A

Description of Duties

Overall responsibility for investment department
Macro and investment outlook
Direct the preparation of the annual investments operating budget
The external “face and voice” of the investment division
Absolute risk and consistency of quality across firm-wide products by reviewing and monitoring all portfolios
Represent the investment department to clients, prospects, consultants and stockholders
Client support
● offsite meetings
● onsite meetings
● CSI support team
Communication
● with those representing the product – CSI; train two members of every product team
● with Board of Directors (Overall Department)
● with CEO
Trading Desk
● Personnel/Structure
Trade errors
Sell Side
● Commissions
Talent evaluation
● Hiring
● Reviews
Research tools/budget
Internal travel/conferences
Expense reports
Participate in new client development
Responsible for establishing and maintaining overall investment policy; led by CIO; includes asset allocation model.
Review and monitor investment policies and procedures
Develop and maintain appropriate investment management industry knowledge in order to provide effective leadership and best practices
Develop and implement training and professional development plans for investment staff
Serve as a mentor and coach to junior staff members
Develop and maintain positive working relationships with direct reports and all related division employees
Production and consistency of investment research
Product Head and Senior Portfolio Manager for Income Opportunity
Work cooperatively to integrate any strategic acquisitions that expand business lines/new teams
Ensure Executive Management is provided with substantive reports on investment portfolio performance, external manager performance, and information related to Board agenda items
Draft and provide investment articles for the division, including corporate website, investment newsletters, press releases and other outreach efforts